Exhibit 99.1

For Immediate Release

FOR INFORMATION CONTACT:

Chad C. Braun (cbraun@amreit.com)

AmREIT, (713) 850-1400

AmREIT ANNOUNCES REDOMESTICATION TO MARYLAND

AND MERGER WITH REITPLUS

HOUSTON, May 29, 2009 – AmREIT, a Houston-based real estate company that has elected to be taxed as a real estate investment trust, today announced that its shareholders overwhelmingly approved at the Company’s Annual Meeting on May 20, 2009 the redomestication of AmREIT from Texas to Maryland, which was accomplished on May 21, 2009. Approximately 70% of the Company’s outstanding shares of Common Stock voted in favor of the proposal. AmREIT’s management team and Board of Trustees believe that changing the Company’s domicile from Texas to Maryland, where a large majority of publicly-traded REITs are domiciled, better positions AmREIT to create liquidity for its shareholders in the future.

Commenting about the redomestication, H. Kerr Taylor, President and Chief Executive Officer of AmREIT, stated: “It is gratifying that of those shareholders who voted, approximately 93% cast their vote in favor of this important step in the execution of our Vision 2010 strategic plan.”

In addition, AmREIT and its advised non-traded REIT affiliate, REITPlus, announced that they have entered into an agreement and plan of merger pursuant to which AmREIT would be merged into REITPlus. On January 9, 2009, AmREIT and REITPlus announced that they had agreed in concept to the merger. It is anticipated that at the time of the merger, REITPlus will change its name to AmREIT, Inc., and the combined company will be known as AmREIT.

Upon consummation of the merger, the boards of the two companies will be combined, and will operate under the direction of a 7-member Board of Directors, with 6 of those members being independent directors. Mr. Taylor will remain chairman of the Board of Directors of the combined company. AmREIT anticipates that the combined company will continue to pay a monthly dividend at its current $0.50 per share annual rate.

The anticipated merger is the next step in AmREIT’s previously announced Vision 2010 strategic plan for repositioning the company as the leader in creating value on Irreplaceable Corners™. In late September AmREIT implemented Phase I of Vision 2010, which was to simplify its operating platform, resulting in more conforming and stable earnings. In December AmREIT began the process of simplifying its capital structure by removing the listing of its Class A shares to become a private company. With this recent redomestication of the Company from Texas to Maryland, we have achieved another step toward REIT conformity.

The proposed merger would aggregate AmREIT’s Irreplaceable Corner™ assets under a single platform, optimize its leverage and prepare the company to raise institutional capital either in joint ventures or through the sale of additional capital stock and possible listing on a national securities exchange as the economy moves into recovery and AmREIT moves into Phase III of Vision 2010. Both the AmREIT board and the REITPlus board unanimously approved the merger, with the belief that the merger would, among other things:

•

provide for a sustainable earnings and liquidity model that would better enable the combined company to pay a stable dividend and lessen the likelihood of liquidity issues and dividend cuts in the future (although no assurances can be given in that regard);

•	simplify the Company’s capital structure, making the Company more attractive to lenders, national securities exchanges, institutional investors and securities analysts;

•	facilitate the raising of additional equity and debt to fund the growth anticipated in Vision 2010 Phase III;

•	provide administrative cost savings, including reduced legal, audit and overhead costs;

•	eliminate conflicts of interest in the allocation of opportunities between AmREIT and REITPlus and provide REITPlus with sustained management; and

•	allow AmREIT shareholders to exchange their shares on a tax-deferred basis, except to the extent of cash paid for fractional shares.

Completion of the merger is subject to regulatory approvals, lender consents and approval by a majority of the outstanding shares of both AmREIT and REITPlus. It is anticipated that the proposed merger will close in September 2009.

Mr. Taylor commented: “We look forward to creating a platform through the proposed merger that we believe will allow us to create value for shareholders through sustained growth and orderly capital formation and liquidity. We have a strong portfolio of properties, but have for too long been constrained by our complicated capital structure and lack of access to institutional equity capital. We believe this merger will ultimately unlock that value for both the AmREIT and REITPlus shareholders.”

Additional Information about the Merger

On May 29, 2009, REITPlus filed a registration statement on Form S-4 with the Securities and Exchange Commission (“SEC”) containing REITPlus’s and AmREIT’s preliminary joint proxy statement/prospectus regarding the proposed merger. The preliminary joint proxy statement/prospectus was also filed by AmREIT with the SEC on Schedule 14A on May 29, 2009. SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS WHEN IT BECOMES AVAILABLE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION. Shareholders may obtain a free copy of the preliminary joint proxy statement/prospectus, as well as other filings containing information about REITPlus and AmREIT, without charge, at the SEC’s internet site (www.sec.gov). Copies may also be requested by contacting Investor Relations, AmREIT, 8 Greenway Plaza, Suite 1000, Houston, Texas 77046, telephone (713) 850-1400.

AmREIT and certain of its trustees and executive officers may be deemed to be participants in the solicitation of proxies from its shareholders in connection with the merger. The names of AmREIT’s trustees and executive officers and a description of their interests in AmREIT are set forth in AmREIT's definitive proxy statement for its 2009 annual meeting of shareholders, which was filed with the SEC on April 7, 2009, and an updated description is included in the preliminary joint proxy statement/prospectus.

About AmREIT

AmREIT is a full service real estate company dedicated to providing the highest standard of service and value to its clients, partners and investors. For 25 years, AmREIT has delivered on its vision to become the Irreplaceable Corners™ company through investments, acquisitions, value add developments and management of high quality retail and mixed-use properties. AmREIT is headquartered in Houston, Texas and has an office in Dallas, Texas. To learn more, please visit our website at www.amreit.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which AmREIT operates, management’s beliefs and assumptions made by management. Past performance is not indicative of future returns. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict.

For more information, call Chad Braun, Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

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